Exhibit 99.1

Brigham Exploration Announces Drilling Successes and Provides Operational Update

          AUSTIN, Texas, Nov. 7 /PRNewswire-FirstCall/ -- Brigham Exploration Company (Nasdaq: BEXP) announced an apparently significant developmental success with the Sullivan C-33 in its Floyd Fault Block Field, other drilling successes and provided an operational update.

          SIGNIFICANT WELLS RECENTLY COMPLETED, COMPLETING, DRILLING OR PREPARING TO DRILL

Development Wells	Objective	WI%	NRI	Status / Comments

Sullivan C-33	Vicksburg	100%	76%	Floyd Fault Block Field well encountered apparently comparable pay to high rate offsets

Dawson #1S	Vicksburg	100%	76%	Preparing to commence sidetrack to offset high rate Sullivan F-33 in Triple Crown Field

Sullivan C-35	Vicksburg	100%	76%	Expected December spud of Triple Crown Field development well

Mills Ranch 96 #1	Hunton	68%	56%	Completing with over 300’ of apparent pay in Hunton and Viola

Mills Ranch 98 #2	Hunton	100%	75%	Operational issues delay completion to sales

Renn #1 ST	Lower Frio	84%	63%	Drilling sidetrack @ 10,760’ to develop structurally higher Lower Frio potential in Matagorda County

Exploration Wells	Objective	WI%	NRI	Status / Comments

Cotten Land #1	Oligocene	41%	29%	Completed @ 10.4 MMcfed in late September, currently approximately 14.3 MMcfed

Williams Land #1	Planulina	59%	43%	Currently drilling high potential S. LA well @ 7,500’, results expected in December

State Tract 109 #1	Lwr Frio	75%	55%	Tested 36’ of pay @ ~2.4 MMcfed, frac pac stimulation planned for November 11th

Green Ranch #1	Lwr Frio	75%	56%	Expect to commence high potential well mid-November, results expected at year-end

New Clear Creek #1	Muddy/Dakota	38%	30%	Niobrara Co., WY vertical well plugged as dry hole

John Foley #1	Yegua,etc.	33%	24%	Plugging S. LA well after attempted completion in the Herpin was unsuccessful

Pink Champagne	Canyon	39%	32%	Completed West Texas well at recent rate of approximately 65 Bo & 38 Mcf per day

State Tract 308 #1	Lwr Frio	75%	56%	Plan high potential Sunset Reef test late in 2006 or early in 2007, awaiting permit

Resource Plays	Objective	WI%	NRI	Status / Comments

Field 18-19 1-H	Bakken	100%	79%	Initially 200 Bopd, appears to have stabilized @ ~70 Bo & 54 Mcfg per day

Erickson 8-17 1-H	Bakken	100%	79%	Completing but with delays, fracture stimulation planned for mid-November

Mracheck 15-22 1-H	Bakken	100%	77%	Completing after good drilling shows, fracture stimulation planned for mid-November

Krejci Fed. #3-29H	Mowry	50%	40%	Production testing from last 219’ of 1,600’ lateral, remainder not yet tested

Mill Trust. 1-12H	Mowry	39%	30%	Preparing to commence drilling lateral leg of 2nd horizontal Mowry test, results in December

          Floyd Fault Block Field Update - The Sullivan C-33 is currently being completed after encountering very strong drilling shows and apparent sand sections comparable and structurally approximately flat to the offsetting Sullivan #10 well.  The Sullivan #10 commenced production in April of 2004 at approximately 15 MMcfe per day and was recently producing approximately 8.8 MMcfe per day.  Brigham retains a 100% working interest in the Sullivan C-33, subject to a 33% back-in after payout. Completion to sales is expected later this month.

          Triple Crown Field Development - Brigham is preparing to commence the Dawson #1S, a sidetrack of the previously drilled Dawson #1 well.  The Dawson #1 was drilled in 2001 as the discovery well for the Triple Crown Field, but due to a casing problem it only produced from the shallowest 9800’ sand interval. The Dawson #1S is expected to test the same Upper Vicksburg pay intervals encountered by the Sullivan F-33, which includes the Dawson sand pay zone that began producing in the Sullivan F-33 at a rate of 9.5 MMcfe per day, and is currently producing approximately 6.2 MMcfe per day.  The Dawson #1S will also test the Loma Blanca, 9800’ and Brigham sand intervals, which remain behind pipe in the F-33.  The company plans to commingle these zones in the F- 33 after the significant flowing pressures from the Dawson sand interval subside.  Brigham will retain a 100% working interest in the Dawson #1S, with results expected in December.

          Bud Brigham the Chairman, President and CEO stated, “We’re very excited about our apparently successful Sullivan C-33 development well, which should provide another substantial building block for a record 2006 exit production rate.  Our successful program in the Vicksburg continues with our Dawson #1S, which will be followed by the Sullivan C-35, both of which are development wells in our Triple Crown Field.  Our net production in the Vicksburg has more than doubled since early 2005 and is currently approaching 20 MMcfe per day. We’re optimistic, given our steady and continuous high equity drilling program here, that we can continue to grow our Vicksburg production through 2007.”

          Anadarko Basin Hunton Development

          Mills Ranch Field Update - The Mills Ranch 96 #1 is currently being production tested after encountering approximately 300 feet of apparent net pay in the Hunton and Viola.  Early testing has confirmed that the Hunton is gas productive, and Brigham expects to commingle all the zones together and be fully on line and producing to sales by late November.  Brigham operates the Mills Ranch 96 #1 with a 68% working and 56% net revenue interest, with Panhandle Royalty (Amex: PHX) participating with a 10% working and 13% net revenue interest.

          Although the tubing leak on the Mills Ranch 98 #2 was successfully repaired, Brigham has experienced additional operational problems, including a potential casing problem, delaying the well’s completion to sales.  Over the next several weeks, Brigham expects to determine whether the well will require a sidetracking operation to reestablish production.

          Bud Brigham stated, “Based on the substantial amount of apparent quality pay encountered, the Mills Ranch 96 #1 appears to be our most significant Mills Ranch Field well we’ve drilled to date.  Apparent pay was encountered in the upper and middle Hunton, as well as the generally higher porosity Chimney Hill zone of the lower Hunton.  While we’ve encountered these Hunton pay intervals in our five prior wells in the field, this is the first time we’ve encountered all of the apparent Hunton pay intervals in the same borehole.  In addition, we were pleasantly surprised by the apparent quality pay in the Viola, particularly relative to other Viola producers in the area.  Like the Hunton, the Viola provided very strong drilling shows.  This is potentially our first significant Viola producer in the field and it, therefore, could provide additional drilling opportunities for us.  We should have a sustained rate to report within the next two to three weeks.”

          Gulf Coast Louisiana Miocene Trend

          Bayou Postillion Project, Iberia Parish - The Cotten Land Corp. #1 is currently producing approximately 14.3 MMcfe per day, or approximately 4.1 MMcfe per day net to Brigham’s 29% revenue interest. The upper pay lobe encountered in the well has not yet been commingled into the production stream.  Brigham also participated with a 12.5% working interest in an apparently successful down dip discovery, the Marie Snyder Trust #1, which encountered apparent pay approximately 450 feet structurally low to the Cotten Land #1, and approximately 130 feet low to the previously drilled producer. Given these successes, Brigham plans to commence the first of two to three likely development wells early in the first quarter of 2007.  Brigham expects to retain working interests of 38% to 40% in these wells, with Penn Virginia (NYSE: PVA) also expected to participate with significant working interest.

          Mystic Bayou, St. Martin Parish - Brigham is currently drilling the high reserve potential Williams Land Company #1 at a depth of approximately 7,500 feet. The Williams Land Company #1 is expected to test the Lower Planulina objective structurally high to two wells that have combined to produce approximately 57 Bcfe to date.  Brigham retains an approximate 59% working interest in the Williams Land Company #1, with Penn Virginia also retaining a significant working interest in the well.  Results are expected in late December.

          Resource Plays

          Williston Basin Bakken - Completion operations are continuing on Brigham’s second and third horizontal Bakken wells, the Mracheck 15-22 1-H and the Erickson 8-17 1-H.  Both wells are scheduled to be fracture stimulated by mid- November.  Brigham plans to commence its fourth Bakken well during the first quarter of 2007, which at this point is likely to be a tri-lateral well. Brigham has grown its acreage position in the Bakken to approximately 100,000 net acres.

          Powder River Basin Shale Play - Brigham is continuing its completion operations on its first horizontal Mowry shale test in the Powder River Basin of Wyoming, the Krejci #3.  The company is conducting varied and extensive production tests to evaluate completion techniques for the targeted reservoir. Brigham is currently testing the last 219 feet of the approximately 1,600 foot lateral section.  The remaining section will be perforated and stimulated at a later date.  The results thus far have been encouraging, though extended and stabilized rates have not been measured.

          In the same area, Brigham is currently drilling its second horizontal Mowry test, the Mills Trust #1-12.  The Mills Trust #1-12 has been drilled to a depth of approximately 7,834 feet, and Brigham is preparing to commence the planned 1,600 foot lateral leg.  Results for this well are expected later in the fourth quarter.

          Brigham owns a 50% interest in its Mowry joint venture, with American Oil and Gas, Inc. (Amex: AEZ) retaining a 45% interest and privately held North Finn retaining 5%. Total acreage controlled in the play is in excess of 106,000 gross acres, or over 53,000 acres net to Brigham’s interest.  With success, assuming 160 acre spacing, up to 662 locations could be drilled to fully develop the acreage.

          2006 OPERATIONAL STATISTICS

          Thus far in 2006 Brigham has spud 41 wells, retaining an average working interest of approximately 55%.  Thirty of these wells have been or are currently being completed, five are currently drilling and six have been plugged.  Brigham’s gross and net completion rate thus far in 2006 are 83% and 86% respectively.

          Bud Brigham stated, “As expected our production is ramping up to record levels, though operational delays are pushing more of the flush production into the first quarter of 2007.  Our development drilling continues to deliver, the Mills Ranch 96 #1 appears to have exceeded our expectations, and the Sullivan C-33 at our Floyd Fault Block Field appears to be everything we had hoped it would be.  We also remain very encouraged by our progress in our new resource plays.  We expect operational optimization to enhance the economics of the Bakken over time, and our early results in the Mowry are very encouraging.  Lastly, we’re now into the meat of our high potential exploration drilling program with our currently drilling Williams Land Company #1 and our upcoming Green Ranch and Sunset Reef tests.  We’re very optimistic about the opportunity they provide for additional and substantial reserve additions as we exit the year.”

          About Brigham Exploration

          Brigham Exploration Company is a leading independent exploration and production company that applies 3-D seismic imaging and other advanced technologies to systematically explore and develop onshore domestic natural gas and oil provinces. For more information about Brigham Exploration, please visit our website at http://www.bexp3d.com or contact Investor Relations at 512-427-3444.

          Forward Looking Statement Disclosure

          Except for the historical information contained herein, the matters discussed in this news release are forward looking statements within the meaning of the federal securities laws. Important factors that could cause our actual results to differ materially from those contained in the forward looking statements including our growth strategies, our ability to successfully and economically explore for and develop oil and gas resources, anticipated trends in our business‚ our liquidity and ability to finance our exploration and development activities‚ market conditions in the oil and gas industry‚ our ability to make and integrate acquisitions, the impact of governmental regulation and other risks more fully described in the company’s filings with the Securities and Exchange Commission. Forward-looking statements are typically identified by use of terms such as “may,” “will,” “expect,” “anticipate,” “estimate” and similar words, although some forward- looking statements may be expressed differently.  All forward looking statements contained in this release, including any forecasts and estimates, are based on management’s outlook only as of the date of this release, and we undertake no obligation to update or revise these forward looking statements, whether as a result of subsequent developments or otherwise.

          Contact:  Rob Roosa, Finance Manager
                         (512) 427-3300

SOURCE  Brigham Exploration Company
           -0-                                                            11/07/2006
           /CONTACT:  Rob Roosa, Finance Manager of Brigham Exploration Company, +1-512-427-3300/
           /Web site:  http://www.bexp3d.com /
           (BEXP PHX PVA AEZ)